Exhibit 3.1

PROPOSED FORM OF

CERTIFICATE OF

AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

APPLIED DNA SCIENCES, INC.

Applied DNA Sciences, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY THAT:

FIRST: Article IV of the Certificate of Incorporation, as amended (the “Certificate of Incorporation”), of the Corporation is hereby amended by adding the following paragraph at the end thereof:

“Upon the effectiveness (the “Reverse Split Effective Time”) pursuant to the General Corporation Law of the State of Delaware of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each fifteen (15) shares of Common Stock, par value $0.001 per share, issued and outstanding (or held in treasury) immediately prior to the Reverse Split Effective Time, shall automatically be reclassified and combined into one (1) validly issued, fully paid, and non-assessable share of Common Stock, par value $0.001 per share, without any action by any holder thereof, subject to the treatment of fractional shares set forth below (the “Reverse Stock Split”). No fractional shares shall be issued as a result of the Reverse Stock Split. Any stockholder of record of Common Stock immediately prior to the Reverse Split Effective Time that would otherwise be entitled to fractional share as a result of the Reverse Stock Split shall be entitled, upon the Reverse Split Effective Time, to receive one whole share of Common Stock in lieu of such fractional share.

From and after the Reverse Split Effective Time, certificates that, immediately prior to the Reverse Split Effective Time, represented shares of Common Stock shall thereafter represent the number of shares of Common Stock into which such shares shall have been reclassified and combined as a result of the Reverse Stock Split, including the treatment of fractional shares set forth above.”

SECOND: This Certificate of Amendment shall become effective on June 2, 2025, at 12:01 a.m.

THIRD: That the foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its Chief Executive Officer on May 29, 2025.

APPLIED DNA SCIENCES, INC.

By:
Name:	James A. Hayward
Title:	Chief Executive Officer